Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE	September 1, 2004
BUTLER NATIONAL CORPORATION ANNOUNCES COMPLETION OF 40 RVSM SOLUTION UPGRADES
- The AVCON/BIZJET Team exceeds 60 additional RVSM orders booked or pending -

[Olathe, Kansas] September 1, 2004 - Butler National Corporation (OTC Bulletin Board "BUKS") announces AVCON Industries, a wholly-owned subsidiary of Butler National Corporation, and its Reduced Vertical Separation Minimums (RVSM) project partner BIZJET, a Lufthansa Technik Service Company, have upgraded more than 40 airplanes with the AVCON/BIZJET RVSM Group Solution. The AVCON/BIZJET Team has an additional 60 orders booked or pending. Many of these orders have come as a result of an increased emphasis on emerging RVSM markets.

Clark Stewart, President and CEO, comments, "We are seeing an increased number of RVSM orders from emerging RVSM markets. We have increased our efforts to assist owners and operators in these markets comply with RVSM requirements. We are pleased with our progress resulting from our strong customer service and quality equipment. Our customers are amazed at the performance of their AVCON/BIZJET RVSM upgraded Learjets."

Domestic RVSM goes into effect on January 20, 2005, and will allow airplanes to operate with reduced vertical spacing at altitudes of 29,000 feet through 41,000 feet. The current retail price for the installed RVSM solution at AVCON is $156,975, plus the cost of required autopilot component inspections and repairs. The AVCON/BIZJET RVSM turnkey solution requires approximately two to three weeks downtime for structural and electrical modifications to replace the existing pitot and static system, and to install the approved RVSM equipment.

There are approximately 500 Learjet 20 series airplanes in use worldwide. AVCON/BIZJET Team expects many of these Learjet operators to select AVCON/BIZJET as their RVSM solution.

Our Business:

About Avcon Industries, Inc.
Avcon Industries, Inc., a wholly owned subsidiary of Butler National Corporation, offers modification of customer and company owned business-size aircraft from passenger to freighter configuration, addition of aerial photography capability, and stability enhancing modifications for Learjet, Beechcraft, Cessna, and Dassault Falcon aircraft along with other specialized modifications. Avcon also acquires, modifies and resells Aircraft, principally Learjets.

About Butler National Corporation
Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT:

Larry W. Franke, President
Avcon Industries, Inc.
516 North Oliver, P.O. Box 748
Newton, KS 67114

William A. Griffith, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS 66062

Jim Drewitz, Public Relations
jdrewitz@comcast.net

Ph (316) 284-2842 Fax (316) 284-2844 Ph (913) 780-9595 Fax (913) 780-5088 Ph (972) 355-6070
For more information, please visit the Company web site: www.butlernational.com -End-